Exhibit 99.B(a)(2)(c)

SCHEDULE A

To the Trust Instrument of The Victory Portfolios dated December 6, 1995,
Amended and Restated as of March 27, 2000

	Fund	Classes

1.	Balanced Fund	Classes A, C, I, R, R6, and Y

2.	Diversified Stock Fund	Classes A, C, I, R, R6, and Y

3.	Dividend Growth Fund	Classes A, C, I, R, R6, and Y

4.	Emerging Markets Small Cap Fund	Classes A, C, I, R, R6, and Y

5.	Established Value Fund	Classes A, I, R, R6, and Y

6.	Fund for Income Fund	Classes A, C, I, R, R6, and Y

7.	Global Equity Fund	Classes A, C, I, R, R6, and Y

8.	International Fund	Classes A, C, I, R, R6, and Y

9.	International Select Fund	Classes A, C, I, R, R6, and Y

10.	Investment Grade Convertible Fund	Classes A, C, I, R, R6, and Y

11.	Large Cap Growth Fund	Classes A, C, I, R, R6, and Y

12.	Mid Cap Growth Fund	Classes A, C, I, R, R6, and Y

13.	National Municipal Bond Fund	Classes A, and Y

14.	Ohio Municipal Bond Fund	Classes A, and Y

15.	Select Fund	Classes A, C, I, R, R6, and Y

16.	Small Cap Growth Fund	Classes A, C, I, R, R6, and Y

17.	Small Company Opportunity Fund	Classes A, I, R, R6, and Y

18.	Special Value Fund	Classes A, C, I, R, R6, and Y

As of December 19, 2013.